Exhibit 2

FOR IMMEDIATE RELEASE

November 25, 2002

Contact Information:

Nissin Co., Ltd. Hitoshi Higaki Managing Director and General Manager, Corporate Planning Department Tel: (TOKYO) +81-3348-2424 E-mail: info-ir@nissin-f.co.jp

Notice of Repurchase of Shares
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that at the meeting of the board of directors of Nissin Co., Ltd. (“Nissin”) held on November 25, 2002, Nissin resolved to repurchase its shares as follows, in line with such resolution passed at the FY 2002 ordinary general shareholders’ meeting held on June 22, 2002.

(1)	Type of share to be repurchased	Shares of common stock of Nissin
(2)	Aggregate number of shares to be repurchased	Up to 1,500,000 shares
(3)	Aggregate purchase price of shares	Up to JPY 1,500,000,000
(4)	Method of repurchase	Purchase on the Tokyo Stock Exchange

Note: Depending on the market trend, some or all of these repurchases may not be executed.

[Reference 1] Matters resolved at the FY 2002 ordinary general shareholders’ meeting held on June 22, 2002:

(1)	Type of share to be repurchased	Shares of common stock of Nissin
(2)	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
(3)	Aggregate purchase price of shares	Up to JPY 4,500,000,000

[Reference 2] Number of shares repurchased since the resolution was passed at the ordinary general shareholders’ meeting on June 22, 2002:

(1)	Aggregate number of shares repurchased	—
(2)	Aggregate purchase price	—

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